EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Third Quarter 2020 Results and Provides Guidance Update
Reconfirms 2020 Guidance and Provides 2021 Guidance
Increases Run Rate Production and Financial Guidance
Summary of Third Quarter 2020 Results (in millions, except LNG data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
Revenues	$1,460	$2,170	(33)%	$6,571	$6,723	(2)%
Net income (loss)[1]	$(463)	$(318)	(46)%	$109	$(291)	nm
Consolidated Adjusted EBITDA[2]	$477	$694	(31)%	$2,909	$1,959	48%
LNG exported:
Number of cargoes	55	108	(49)%	261	299	(13)%
Volumes (TBtu)	193	383	(50)%	920	1,054	(13)%
LNG volumes loaded (TBtu)	187	384	(51)%	920	1,057	(13)%

Summary Guidance (in billions, except LNG and per share data)
2020 Full Year Guidance

	2020
Consolidated Adjusted EBITDA[2]	$3.8	-	$4.1
Distributable Cash Flow[2]	$1.0	-	$1.3
2021 Full Year Guidance

	2021
Consolidated Adjusted EBITDA[2]	$3.9	-	$4.2
Distributable Cash Flow[2]	$1.2	-	$1.5
Run Rate Guidance

	Previous Run Rate			Revised Run Rate[3]
Consolidated Adjusted EBITDA[2]	$5.2	-	$5.6	$5.3	-	$5.7
Distributable Cash Flow[2]	$2.5	-	$2.9	$2.6	-	$3.0
Distributable Cash Flow per Share[2,4]	$8.40	-	$9.60	$10.25	-	$11.75
Production Capacity per Train[5] (mtpa)	4.7	-	5.0	4.9	-	5.1

___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
3 Run rate assumes full operations of nine Trains.
4 Previous run rate Distributable Cash Flow per Share assumed ~300 million shares outstanding, revised run rate Distributable Cash Flow per Share assumes ~255 million shares.
5 Run rate average annual production capacity which includes expected impacts of planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities.
6 Total margins as used herein refers to total revenues less cost of sales.

Recent Highlights
Operational
•As of October 31, 2020, more than 1,250 cumulative LNG cargoes totaling over 85 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
•In August and September 2020, we coordinated across our liquefaction facilities and with our counterparties to fulfill all of our commercial obligations despite the operational impacts of Hurricane Laura, which included a temporary suspension of operations at the SPL Project (defined below).
•In October 2020, as part of the commissioning process, feed gas was introduced to Train 3 of the CCL Project (defined below).
Financial
•For the nine months ended September 30, 2020, we reported net income1 of $109 million, Consolidated Adjusted EBITDA2 of approximately $2.9 billion, and Distributable Cash Flow2 of over $1.0 billion.
•During the three months ended September 30, 2020, in line with our previously announced capital allocation priorities, we prepaid $100 million of outstanding borrowings under the three-year Cheniere Term Loan Facility with available cash. During the nine months ended September 30, 2020, we repurchased an aggregate of 2.9 million shares of our common stock for $155 million under our share repurchase program.
•In July 2020, the Cheniere Term Loan Facility was increased from $2.62 billion to $2.695 billion, and we used borrowings under the facility to (1) redeem all of the remaining outstanding principal amount of the 11.0% Convertible Senior Secured Notes due 2025 issued by Cheniere CCH Holdco II, LLC (the “CCH Holdco II Notes”), subsequent to the $300 million redemption in March 2020, with cash at a price of $1,080 per $1,000 principal amount of notes, (2) repurchase $844 million in aggregate principal amount of outstanding 4.875% Convertible Senior Notes due 2021 issued by Cheniere (the “2021 Convertible Notes”) at individually negotiated prices from a small number of investors, and (3) pay related fees and expenses of the Cheniere Term Loan Facility. The remaining borrowing capacity under the Cheniere Term Loan Facility, approximately $372 million, is expected to be used to repay and/or repurchase a portion of the remaining outstanding principal amount of the 2021 Convertible Notes and for the payment of related fees and expenses.
•In August 2020, Cheniere Corpus Christi Holdings, LLC (“CCH”) issued an aggregate principal amount of $769 million of 3.52% Senior Secured Notes due 2039. The net proceeds of these notes were used to repay a portion of the outstanding borrowings under the CCH Credit Facility, pay costs associated with certain interest rate derivative instruments that were settled, and pay certain fees, costs and expenses incurred in connection with the transactions contemplated thereby.
•In August 2020, Moody’s Investors Service upgraded its rating of CCH’s senior debt from Ba1 (Positive Outlook) to Baa3.
•In September 2020, we issued an aggregate principal amount of $2.0 billion of 4.625% Senior Secured Notes due 2028 (the “2028 Senior Secured Notes”) and used net proceeds to prepay approximately $2.0 billion of the outstanding borrowings under the Cheniere Term Loan Facility.
Houston, Texas - November 6, 2020 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported net loss1 of $463 million, or $1.84 per share—basic and diluted for the three months ended September 30, 2020, compared to a net loss of $318 million, or $1.25 per share—basic and diluted, for the comparable 2019 period. Net loss increased during the three months ended September 30, 2020 primarily due to decreased total margins6, increased loss on modification or extinguishment of debt primarily related to the redemption of the remaining CCH Holdco II Notes and a portion of the 2021 Convertible Notes, and increased loss on our equity method investments, partially offset by increased losses attributable to non-controlling interest, decreased interest expense, and increased income tax benefit. Total margins decreased during the three months ended September 30, 2020 primarily due to the accelerated recognition of revenues in prior periods related to elections by our long-term SPA customers to not take delivery of LNG cargoes that were scheduled to be delivered during the current period, partially offset by an increase in margins per MMBtu of LNG delivered to customers and recognized in income.

Cheniere reported net income of $109 million, or $0.43 per share—basic and diluted for the nine months ended September 30, 2020, compared to a net loss of $291 million, or $1.13 per share—basic and diluted, for the comparable 2019 period. Net income increased during the nine months ended September 30, 2020 primarily due to increased total margins, partially offset by increased operating costs and expenses primarily due to additional Trains in operation and costs incurred in response to the COVID-19 pandemic, increased loss on modification of extinguishment of debt as detailed above, increased interest expense, increased income tax expense, and increased loss on our equity method investments. Total margins increased during the nine months ended September 30, 2020 primarily due to increased LNG revenues including both cargoes delivered to customers and cargoes for which customers notified us that they would not take delivery, primarily as a result of additional Trains in operation and slightly increased margins per MMBtu of LNG delivered to customers and recognized in income, and increased net gains from changes in fair value of commodity derivatives.
Margins per MMBtu of LNG delivered to customers and recognized in income increased during the three and nine months ended September 30, 2020 primarily due to an increase in the proportion of volumes sold pursuant to higher-margin long-term contracts, partially offset by a decrease in market pricing for short-term cargoes sold.

Consolidated Adjusted EBITDA was $477 million for the three months ended September 30, 2020, compared to $694 million for the comparable 2019 period. The decrease in Consolidated Adjusted EBITDA during the three months ended September 30, 2020 was primarily due to the accelerated recognition of revenues in prior periods related to elections by our long-term SPA customers to not take delivery of LNG cargoes that were scheduled to be delivered during the current period.

Consolidated Adjusted EBITDA was $2.91 billion for the nine months ended September 30, 2020, compared to $1.96 billion for the comparable 2019 period. The increase in Consolidated Adjusted EBITDA during the nine months ended September 30, 2020 was primarily due to increased LNG revenues including both cargoes delivered to customers and cargoes for which customers notified us that they would not take delivery, primarily due to additional Trains in operation and slightly increased margins per MMBtu of LNG delivered to customers and recognized in income, partially offset by increased operating costs and expenses primarily due to additional Trains in operation.

During the three and nine months ended September 30, 2020, we recognized $171 million and $932 million, respectively, in revenues associated with LNG cargoes for which customers have notified us that they will not take delivery, of which $47 million would have otherwise been recognized subsequent to September 30, 2020, if the cargoes were lifted pursuant to the delivery schedules with the customers. LNG revenues during the three months ended September 30, 2020 excluded $458 million that would have otherwise been recognized during the quarter if the cargoes were lifted pursuant to the delivery schedules with the customers, as these revenues were recognized during the three months ended June 30, 2020. Excluding the impact of cargo cancellations related to periods subsequent to September 30, 2020 and those received in prior periods for the current periods, our total revenues would have been $1.87 billion and $6.52 billion for the three and nine months ended September 30, 2020, respectively.

During the three and nine months ended September 30, 2020, 55 and 261 LNG cargoes, respectively, were exported from our liquefaction projects, none of which were commissioning cargoes. Six cargoes exported from our liquefaction projects and sold on a delivered basis were in transit as of September 30, 2020.

“We are once again delivering strong results in the face of challenges, including two major hurricanes which recently impacted the Sabine Pass area, further cementing our reputation for resilience and operational excellence,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. "The stability in our operations, along with a strengthening of LNG market conditions, supports our ability to reconfirm our full year 2020 financial guidance and provide robust financial guidance for full year 2021.”

“As we look ahead to 2021, we expect the global LNG market to continue rebalancing and look forward to the completion of Train 3 at Corpus Christi ahead of schedule and within budget. Today we are also raising our run rate Consolidated Adjusted EBITDA and Distributable Cash Flow guidance. The increases in these guidance ranges are driven by increased expected run-rate LNG production, as we have continued to execute on optimization and debottlenecking opportunities to maximize production from our existing infrastructure.”

LNG Volume Summary

The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and nine months ended September 30, 2020:

	Three Months Ended		Nine Months Ended
	September 30, 2020		September 30, 2020
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	187	—	920	—
Volumes loaded during the prior period but recognized during the current period	2	—	33	—
Less: volumes loaded during the current period and in transit at the end of the period	(21)	—	(21)	—
Total volumes recognized in the current period	168	—	932	—

In addition, during the three and nine months ended September 30, 2020, we recognized the financial impact of 31 TBtu and 79 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.

Cargo Cancellation Revenue Summary

The following table summarizes the timing impacts of revenue recognition related to cargoes for which customers elected to not take delivery on our revenues for the three and nine months ended September 30, 2020 (in millions):

	Three Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2020
Total revenues	$1,460	$6,571
Impact of cargo cancellations recognized in the prior period for deliveries scheduled in the current period	458	—
Impact of cargo cancellations recognized in the current period for deliveries scheduled in subsequent periods	(47)	(47)
Total revenues excluding the timing impact of cargo cancellations	$1,871	$6,524

Liquefaction Projects Update

	CCL Project	SPL Project
	Train 3	Train 6
Project Status	Commissioning	Under Construction
Project Completion Percentage (1)	96.7% (2)	70.9% (3)
Expected Substantial Completion	1Q 2021	2H 2022
Note: Projects update excludes Trains in operation
(1) Project completion percentages as of September 30, 2020
(2) Engineering 100.0% complete, procurement 100.0% complete, and construction 91.1% complete
(3) Engineering 97.8% complete, procurement 98.2% complete, and construction 34.6% complete

Additional Discussion and Analysis of Financial Condition and Results

Details Regarding Third Quarter and Year-to-Date September 30, 2020 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of September 30, 2020 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

Income from operations decreased $235 million during the three months ended September 30, 2020, as compared to the comparable 2019 period, primarily due to the decrease in total margins as detailed above. Income from operations increased $1.0 billion during the nine months ended September 30, 2020, as compared to the comparable 2019 period, primarily due to the increase in total margins as detailed above, partially offset by costs incurred in response to the COVID-19 pandemic and increased operating costs and expenses primarily due to additional Trains in operation.

Selling, general and administrative expense included share-based compensation expenses of $16 million and $54 million for the three and nine months ended September 30, 2020, respectively, compared to $22 million and $65 million for the comparable 2019 periods.

Capital Resources
As of September 30, 2020, we had cash and cash equivalents of $2.1 billion on a consolidated basis, of which $1.3 billion was held by Cheniere Partners. In addition, we had current restricted cash of $522 million designated for the following purposes: $157 million for the SPL Project, $145 million for the CCL Project and $220 million for other restricted purposes.
Liquefaction Projects
SPL Project
Through Cheniere Partners, we operate five natural gas liquefaction Trains and are constructing one additional Train for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
CCL Project
We operate two Trains and are commissioning one additional Train for a total production capacity of approximately 15 mtpa of LNG near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3
We are developing an expansion adjacent to the CCL Project for up to seven midscale Trains with an expected total production capacity of approximately 10 mtpa of LNG (“Corpus Christi Stage 3”). We expect to commence construction of the Corpus Christi Stage 3 project upon, among other things, entering into an engineering, procurement, and construction contract and additional commercial agreements, and obtaining adequate financing.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the third quarter 2020 on Friday, November 6, 2020, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected total production capacity of approximately 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to the amount and timing of share repurchases, and (viii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues
LNG revenues	$1,373	$2,059	$6,236	$6,375
Regasification revenues	67	66	202	199
Other revenues	20	45	133	149
Total revenues	1,460	2,170	6,571	6,723

Operating costs and expenses
Cost of sales (excluding items shown separately below)	768	1,267	2,295	3,758
Operating and maintenance expense	317	308	988	824
Development expense	—	2	5	6
Selling, general and administrative expense	70	72	224	222
Depreciation and amortization expense	233	213	699	561
Impairment expense and loss on disposal of assets	—	1	5	7
Total operating costs and expenses	1,388	1,863	4,216	5,378

Income from operations	72	307	2,355	1,345

Other expense
Interest expense, net of capitalized interest	(355)	(395)	(1,174)	(1,014)
Loss on modification or extinguishment of debt	(171)	(27)	(215)	(27)
Interest rate derivative loss, net	—	(78)	(233)	(187)
Other expense, net	(129)	(70)	(115)	(38)
Total other expense	(655)	(570)	(1,737)	(1,266)

Income (loss) before income taxes and non-controlling interest	(583)	(263)	618	79
Income tax benefit (provision)	75	3	(119)	—
Net income (loss)	(508)	(260)	499	79
Less: net income (loss) attributable to non-controlling interest	(45)	58	390	370
Net income (loss) attributable to common stockholders	$(463)	$(318)	$109	$(291)

Net income (loss) per share attributable to common stockholders—basic and diluted (2)	$(1.84)	$(1.25)	$0.43	$(1.13)

Weighted average number of common shares outstanding—basic	252.2	256.0	252.5	256.8
Weighted average number of common shares outstanding—diluted	252.2	256.0	253.2	256.8

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Securities and Exchange Commission.
(2)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	September 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,091	$2,474
Restricted cash	522	520
Accounts and other receivables, net	390	491
Inventory	280	312
Derivative assets	195	323
Other current assets	154	92
Total current assets	3,632	4,212

Property, plant and equipment, net	30,201	29,673
Operating lease assets, net	630	439
Non-current derivative assets	592	174
Goodwill	77	77
Deferred tax assets	414	529
Other non-current assets, net	385	388
Total assets	$35,931	$35,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$41	$66
Accrued liabilities	1,006	1,281
Current debt	338	—
Deferred revenue	179	161
Current operating lease liabilities	160	236
Derivative liabilities	164	117
Other current liabilities	29	13
Total current liabilities	1,917	1,874

Long-term debt, net	30,949	30,774
Non-current operating lease liabilities	473	189
Non-current finance lease liabilities	58	58
Non-current derivative liabilities	173	151
Other non-current liabilities	14	11

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value, 480.0 million shares authorized
Issued: 273.0 million shares at September 30, 2020 and 270.7 million shares at December 31, 2019
Outstanding: 252.2 million shares at September 30, 2020 and 253.6 million shares at December 31, 2019	1	1
Treasury stock: 20.8 million shares and 17.1 million shares at September 30, 2020 and December 31, 2019, respectively, at cost	(872)	(674)
Additional paid-in-capital	4,246	4,167
Accumulated deficit	(3,399)	(3,508)
Total stockholders' deficit	(24)	(14)
Non-controlling interest	2,371	2,449
Total equity	2,347	2,435
Total liabilities and stockholders’ equity	$35,931	$35,492

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of September 30, 2020, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $18.8 billion and $18.5 billion, respectively, including $1.3 billion of cash and cash equivalents and $0.2 billion of restricted cash.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income (loss) attributable to non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives, non-cash compensation expense, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in Cheniere Partners, cash received (used) by Corpus Christi Holdings, LLC and Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2020 and 2019 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$(463)	$(318)	$109	$(291)
Net income (loss) attributable to non-controlling interest	(45)	58	390	370
Income tax provision (benefit)	(75)	(3)	119	—
Interest expense, net of capitalized interest	355	395	1,174	1,014
Loss on modification or extinguishment of debt	171	27	215	27
Interest rate derivative loss, net	—	78	233	187
Other expense, net	129	70	115	38
Income from operations	$72	$307	$2,355	$1,345
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	233	213	699	561
Loss (gain) from changes in fair value of commodity and FX derivatives, net	140	142	(300)	(41)
Total non-cash compensation expense	26	31	82	87
Impairment expense and loss on disposal of assets	—	1	5	7
Incremental costs associated with COVID-19 response	6	—	68	—
Consolidated Adjusted EBITDA	$477	$694	$2,909	$1,959

Consolidated Adjusted EBITDA and Distributable Cash Flow

The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the three and nine months ended September 30, 2020 and forecast amounts for full year 2020 and full year 2021 (in billions):

	Three Months Ended	Nine Months Ended

	September 30,	September 30,	Full Year			Full Year
	2020	2020	2020			2021
Net income (loss) attributable to common stockholders	$(0.46)	$0.11	$0.2	-	$0.5	$0.4	-	$0.8
Net income (loss) attributable to non-controlling interest	(0.05)	0.39	0.6	-	0.7	0.6	-	0.7
Income tax provision (benefit)	(0.08)	0.12	0.1	-	0.2	0.1	-	0.2
Interest expense, net of capitalized interest	0.36	1.17	1.5	-	1.6			1.5
Depreciation and amortization expense	0.23	0.70			0.9			1.0
Other expense, financing costs, and certain non-cash operating expenses	0.47	0.42	0.4	-	0.2	0.3	-	0.0
Consolidated Adjusted EBITDA	$0.48	$2.91	$3.8	-	$4.1	$3.9	-	$4.2
Distributions to Cheniere Partners non-controlling interest	(0.16)	(0.47)			(0.6)	(0.6)	-	(0.7)
SPL and Cheniere Partners cash retained and interest expense	0.01	(0.99)	(1.5)	-	(1.6)	(1.4)	-	(1.3)
Cheniere interest expense, income tax and other	(0.14)	(0.43)			(0.6)			(0.7)
Cheniere Distributable Cash Flow (1)	$0.19	$1.02	$1.0	-	$1.3	$1.2	-	$1.5

(1) Totals may not sum due to rounding. For the three and nine months ended September 30, 2020, Distributable Cash Flow excludes cash payments of $103 million related to the settlement of forward starting interest rate derivatives.

We have not made any forecast of net income on a run rate basis, which would be the most directly comparable financial measure under GAAP, in part because net income includes the impact of derivative transactions, which cannot be determined at this time, and we are unable to reconcile differences between run rate Consolidated Adjusted EBITDA and Distributable Cash Flow and income.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491